Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

CBRE Group, Inc.

CBRE Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Class A Common Stock of CBRE Group, Inc.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Stock of CBRE Group, Inc.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Depositary Shares Representing Preferred Stock of CBRE Group, Inc. (3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Guarantees of the Debt Securities and Warrants (4)	Rule 456(b) and Rule 457(r)	(1)	(4)	(4)	(4)	(4)

	Other	Warrants to Purchase Equity Securities or Debt Securities of CBRE Group, Inc.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Warrants to Purchase Debt Securities of CBRE Services, Inc.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Units (5)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A

	Total Fees Previously Paid					N/A

	Total Fee Offsets					N/A

	Net Fee Due					N/A

(1)

An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

(2)

In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(3)	Each depositary share will be issued under a depositary agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.
(4)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no registration fee is payable with respect to any such guarantees.
(5)	Any of the securities registered hereunder may be sold separately or as units with other securities registered hereunder.